Exhibit 10.3

EXECUTION VERSION

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made as of April 11, 2014 (the “Effective Date”), by and between Hans Keirstead, Ph.D., an individual (“Executive”), and California Stem Cell, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, concurrent with the execution of this Agreement, the Company, NeoStem, Inc. (“NeoStem”), NBS Acquisition Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of NeoStem (“Subco”), and NBS Acquisition Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of NeoStem (“Subco II”), intend to enter into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) pursuant to which (i) Subco will be merged with and into the Company with the Company continuing as the surviving company and as a direct wholly owned subsidiary of NeoStem (the “First Merger”) and (ii) as soon as practicable thereafter, the Company will be merged with and into Subco II (the “Second Merger” and together with the First Merger, the “Mergers”), with Subco II surviving the Second Merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement,
WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated December 1, 2013 (the “Original Employment Agreement”);
WHEREAS, effective upon the Closing (as defined in the Merger Agreement), the Company desires to continue to employ Executive to provide services to the Company, and provide Executive with certain compensation and benefits in return for these services;
WHEREAS, Executive wishes to continue to be employed by the Company following the Closing and provide services to the Company in return for certain compensation and benefits, including the benefits provided under this Agreement; and
WHEREAS, Executive and the Company intend that, effective upon the Closing, the Original Employment Agreement shall terminate and be null and void and that this Agreement shall become effective and replace the Original Employment Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1.Employment.    Executive shall serve as the President of the Company (after the Closing (as defined in the Merger Agreement), the Company may add an additional title of Executive Vice President, NeoStem). Executive shall diligently perform all services as may be reasonably assigned to him and shall exercise such power and authority as may from time to time be delegated to him. During his employment, Executive (i) shall devote all his working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which Executive is entitled), render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with his services to the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time. Notwithstanding the foregoing, Executive shall be entitled to (A) deliver lectures or fulfill speaking engagements, or (B) manage personal investments, so long as, in each such case, such activities do not (a) significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with the terms and conditions of this Agreement, or (b) create a conflict of interest with his services to the Company; provided, however, that Executive shall not serve on the board of directors of any entity or organization (including any civic or charitable boards or committees) without prior written approval from the Company’s or NeoStem’s Board of Directors, NeoStem’s Compensation Committee, or its designee.

2.Term.    The term of this Agreement shall commence upon the Effective Date and, unless terminated in accordance with Section 4 of this Agreement, shall continue for a period of three (3) years from the Effective Date (the “Term”), provided that, in the event that the Executive’s employment were to continue upon expiration of the Term, such employment will be on an “at will” basis.

3.Compensation. As compensation for Executive’s services to be performed hereunder, the Company shall provide Executive with the following compensation and benefits during the Term:
A.    Base Salary.    Executive’s base salary shall be $285,000 (if annualized) (the “Base Salary”). Executive’s Base Salary shall be payable in accordance with the Company’s current payroll practices. The Base Salary shall be reviewed, at least annually, and may, by action and in the discretion of the Company’s or NeoStem’s Compensation Committee, or its designee, be increased or decreased, at any time or from time to time.

B.    Bonus. Executive shall be eligible to receive such bonus payment or incentive compensation of up to 30% of his Base Salary as may be determined at any time or from time to time by the Company’s Board of Directors, its Compensation Committee, or its designee in its discretion. In connection therewith, Executive shall be entitled to participate in any bonus program that the Company may adopt from time to time applicable to other executive employees of comparable stature.

C.    Stock Incentives. Subject to approval of the Board or any authorized committee thereof, Executive will be eligible to receive grants of stock options, restricted stock or other equity awards as may from time to time be granted or awarded pursuant to the terms and conditions of the Company’s equity compensation plans and agreements thereunder.

D.    Vacation. Executive shall be entitled to vacation in accordance with the Company’s standard policy.

E.    Holiday Pay and Sick Leave. The Company shall provide Executive with holiday pay and paid sick leave as provided by the Company from time to time to its other executive employees of comparable stature.

F.    Business Expenses. The Company will reimburse Executive for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging Executive’s duties hereunder and, in connection therewith, will continue to pay annual membership dues for up to two private clubs that may be used for business purposes in California of Executive’s choice and reimburse Executive for up to $10,000 in membership dues related to each club, subject to receipt of reasonable and appropriate documentation as required by the Company, and pursuant to applicable Company policy and procedure.

G.    Welfare Benefit Plans. Executive and/or Executive’s dependents, as the case may be shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries from time to time (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) that the Company may adopt from time to time applicable to other executive employees of comparable stature.

H.    Savings and Retirement Plans. Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs provided by the Company and its subsidiaries from time to time to other executive employees of comparable stature.

I.    Withholding and Other Taxes. Any compensation paid to Executive hereunder shall be subject to such withholding and other taxes as are required by applicable law.

4.Termination.
A.    Termination for Cause; Resignation
1. The Company may terminate the Executive’s employment hereunder at any time for Cause (as defined below) upon written notice to the Executive. The Executive may voluntarily resign from his employment upon not less than fourteen (14) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of voluntary resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate the Executive’s notice of resignation shall not be deemed a termination by the Company without Cause.
2.    As used in this Agreement, “Cause” means, as determined in the Company’s sole discretion and judgment, the Executive’s: (a) willful misconduct or gross negligence in the performance of his duties; (b) commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (c) engagement of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation against the Company, any of its affiliates or any of their respective customers or suppliers; (d) breach of or announced intention to breach any fiduciary duty owed to the Company or any of its affiliates (including, without limitation, the duty of care and the duty of loyalty); (e) material failure or announced intention to fail to perform his or her duties under or to breach this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (f) failure or announced intention to fail to comply with any valid and legal directive of the Company; or (g) failure or announced intention to fail to comply with the Company’s material written policies or rules, as they may be in effect from time to time during the Term.
3.    If the employment relationship hereunder is terminated by the Company for Cause or by the voluntary resignation of the Executive, the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise with respect to the Executive’s employment shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”): (a) the Executive’s earned, but unpaid, Base Salary through the termination date; (b) approved reimbursable expenses; and (c) any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the termination date, in accordance with such plan, program, policy, or practice.
B.    Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause upon written notice to the Executive. If the employment relationship hereunder is terminated by the Company without Cause, the Executive shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise with respect to the Executive’s employment shall be to pay or provide to the Executive, the following, in full discharge of all of the Company’s obligations to the Executive: (A) the Accrued Obligations; and (B) the continuation of the Executive’s Base Salary at the rate in effect as of the termination date for three months, in regular and equal installments in accordance with the Company’s customary payroll practices and procedures, commencing on the first regular pay date following the eighth day after the Executive signs, returns, and does not revoke a general release agreement in favor of and satisfactory to the Company and its related parties.
5.Resignation from all Positions. Upon the termination of Executive’s employment by the Company, Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer or employee, and as a director of the Company or any of its subsidiaries.

6.No Conflicting Obligations. Executive represents and warrants to the Company that he has the unfettered right to enter into this Agreement and to perform all of the terms, covenants and conditions herein, and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein.

7.    Successors; Assignment.
A.    Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
B.    Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

C.    Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to NeoStem or to any entity that assumes the Company’s obligations hereunder in connection with the Mergers.

8.    Prior Contracts. To the extent that the terms of any prior employment contract or agreement between the Company and Executive contradict this Agreement, the terms of such prior employment contract or agreement are hereby cancelled and shall be of no further force and effect.
9.    Severability. If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of any other provision hereof and the invalid provisions shall be deemed to have been severed herefrom.
10.    Waiver of Breach. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.
11.    Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

12.    Complete Agreement. This Agreement, any Indemnification Agreement executed between the Company and Executive, and any Confidentiality Agreement executed between the Company and Executive (including but not limited to the Executive’s Employee Confidentiality and Invention Assignment Agreement) contain a complete statement of all the arrangements between the parties with respect to Executive’s employment by the Company and supersede any and all prior or existing agreements between them concerning Executive’s employment and any emoluments arising thereunder. For the sake of clarity, the Preamble and Recitals set forth above are deemed to form a part of the Agreement.

13.    Modification. This Agreement may be amended, modified, superseded or cancelled only by a written instrument signed by each of the parties hereto.

14.    Governing Law; Dispute Resolution. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the applicable laws of the State of New York, without regard to conflict of law principles that would result in the application of any law.

15.    Attorneys’ Fees. In the event any party hereto commences legal action in connection with this Agreement, the prevailing party shall be entitled to its/his reasonable attorneys’ fees, costs and expenses incurred in such action and in any appeal therefrom.

16.    Headings. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

17.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.    Effectiveness. This Agreement shall become effective only upon the consummation of the First Merger and the Original Employment Agreement shall terminate and become null and void automatically upon the consummation of the First Merger.

[Signature Page Follows][Signature page to Employment Agreement]

IN WITNESS WHEREFORE, the parties hereto have executed this Employment Agreement as of the day and year first set forth above.

COMPANY:
CALIFORNIA STEM CELL, INC.

By: /s/ Jason Livingston

EXECUTIVE:

/s/ Hans Keirstead